As filed with the Securities and Exchange Commission on September 17, 2015

Registration No. 333-188636

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRADE STREET RESIDENTIAL, INC.

(IRT Limited Partner, LLC as successor by merger to Trade Street Residential, Inc.)

(Exact name of registrant as specified in its charter)

Maryland	13-4284187
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Independence Realty Trust, Inc.

Circa Centre, 2929 Arch Street, 17th Floor

Philadelphia, PA 19104

(215) 243-9000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Trade Street Residential, Inc. 2013 Equity Incentive Plan

(Full Title of the Plan)

James J. Sebra

Chief Financial Officer and Treasurer

Independence Realty Trust, Inc.

Circa Centre, 2929 Arch Street, 17th Floor

Philadelphia, PA 19104

(215) 243-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Michael H. Friedman, Esq.

Matthew M. Greenberg, Esq.

Pepper Hamilton LLP

3000 Two Logan Square

18th and Arch Streets

Philadelphia, PA 19103

Phone: (215) 981-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SHARES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-188636) of Trade Street Residential, Inc. (“TSRE”).

On September 17, 2015, pursuant to the terms of an Agreement and Plan of Merger, dated as of May 11, 2015, as amended (the “Merger Agreement”), by and among TSRE, Trade Street Operating Partnership, L.P., a Delaware limited partnership, Independence Realty Trust, Inc., a Maryland corporation (“IRT”), Independence Realty Operating Partnership, LP, a Delaware limited partnership and a subsidiary of IRT (“IROP”), IRT Limited Partner, LLC, a Delaware limited liability company and a wholly-owned subsidiary of IRT (“IRT LP LLC”), and Adventure Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of IROP, TSRE merged with and into IRT LP LLC, with IRT LP LLC continuing as the surviving limited liability company (the “Merger”), and the separate corporate existence of TSRE thereupon ended. IRT LP LLC continues to be a direct, wholly-owned subsidiary of IRT.

In connection with the Merger, the offering pursuant to this Registration Statement has terminated and TSRE hereby removes from registration all of its securities registered pursuant to this Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, IRT Limited Partner, LLC (as successor by merger to Trade Street Residential, Inc.) certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, State of Pennsylvania, on September 17, 2015.

IRT Limited Partner, LLC (as successor by merger to Trade Street Residential, Inc.)

By:	Independence Realty Trust, Inc., its sole member

By:	/s/ James J. Sebra
Name:	James J. Sebra
Title:	Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on the dates indicated by the following persons in their capacities with Independence Realty Trust, Inc.

Name	Title	Date

/s/ Scott F. Schaffer Scott F. Schaffer	Chief Executive Officer, President and Chairman of the Board (Principal Executive Officer)	September 17, 2015

/s/ James J. Sebra James J. Sebra	Chief Financial Officer and Treasurer (Principal Financial Officer and Accounting Officer	September 17, 2015

/s/ William C. Dunkelberg William C. Dunkelberg	Independent Director	September 17, 2015

/s/ Robert F. McCadden Robert F. McCadden	Independent Director	September 17, 2015

/s/ DeForest B. Soaries, Jr. DeForest B. Soaries, Jr.	Independent Director	September 17, 2015

/s/ Sharon M. Tsao Sharon M. Tsao	Independent Director	September 17, 2015

/s/ Mack D. Pridgen III Mack D. Pridgen III	Independent Director	September 17, 2015

/s/ Richard H. Ross Richard H. Ross	Director	September 17, 2015